AMENDED SCHEDULE A

Dated December 30, 2019

To the

Distribution Agreement

between

Centaur Mutual Funds Trust

and

Ultimus Fund Solutions, LLC

Dated February 1, 2019

Fund Portfolio(s)

Centaur Total Return Fund

Lebenthal Ultra Short Tax-Free Income Fund